UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 18, 2017

Post Holdings, Inc.

(Exact name of registrant as specified in its charter)

Missouri	1-35305	45-3355106
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

2503 S. Hanley Road

St. Louis, Missouri 63144

(Address, including Zip Code, of Principal Executive Offices)

Registrant’s telephone number, including area code: (314) 644-7600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry Into a Material Definitive Agreement.

On April 18, 2017, Post Holdings, Inc. (the “Company” or “Post”), together with its newly organized subsidiary, Westminster Acquisition Limited, a company registered in England and Wales (the “Buyer”), entered into an Agreement for the Sale and Purchase of the Entire Issued Share Capital of Latimer Newco 2 Limited (the “Purchase Agreement”) with the shareholders (the “Sellers”) of Latimer Newco 2 Limited, a company registered in England and Wales (“Latimer”). Subject to the terms and conditions of the Purchase Agreement, the Buyer will acquire all of the issued share capital of Latimer and its direct and indirect subsidiaries (collectively the “Group”). Post has guaranteed the obligations of the Buyer under the Purchase Agreement.

The Group is a United Kingdom (“UK”) based packaged food company that primarily produces ready-to-eat (“RTE”) cereal products spanning branded and private label.

The aggregate purchase price payable by the Buyer pursuant to the Purchase Agreement is approximately £1.4 billion on a cash free, debt free basis, subject to certain adjustments as described in the Purchase Agreement.

The closing of the acquisition is subject only to the expiration of applicable waiting periods under U.S. antitrust laws, the receipt of applicable approvals from the Competition Authority of Kenya (and in the event that Kenyan approval is delayed under the circumstances set forth in the Purchase Agreement, the Kenyan antitrust condition shall be deemed satisfied provided that the shares in the Kenyan entity of the Group remain with the Sellers until such time as the Kenyan approval is received), and the receipt by Post of certain audited financial statements for the Group as described in the Purchase Agreement.

Pursuant to the Purchase Agreement, the closing of the acquisition will occur on July 3, 2017 or, if later, on the first day of Latimer’s fiscal month immediately following the satisfaction or waiver of the last of the applicable closing conditions (with either party having the right under certain circumstances to delay the closing up to 3 business days). Under certain circumstances described in the Purchase Agreement following satisfaction of the closing conditions and prior to the closing, the Buyer will deposit into escrow a portion of the purchase price equal to £150 million, which amount will be applied towards the purchase price in the event the acquisition is completed. In the event that the Sellers validly terminate the Purchase Agreement in accordance with its terms or if the closing of the acquisition does not occur as a result of the Buyer otherwise being in material breach of the Purchase Agreement, the deposit will be paid to the Sellers; in all other circumstances the deposit will be returned to the Buyer.

The Purchase Agreement will terminate automatically if the closing conditions are not satisfied or waived on or prior to December 27, 2017. If as of December 27, 2017, Post has received the audited financial statements referred to above but one or more of the U.S. or Kenyan antitrust conditions referred to above has not been satisfied (other than as a result of the Sellers not complying with their obligations in relation to such antitrust conditions), then Post must pay the Sellers a termination fee of £30 million.

Pursuant to the Purchase Agreement, the Sellers have generally agreed to cause the Group to carry on its business in the ordinary and usual course in all material respects, and to not take certain specified actions, in each case during the period between the execution of the Purchase Agreement and the completion of the acquisition.

The Purchase Agreement contains limited warranties by the Sellers. In addition, in connection with the Purchase Agreement, the Buyer entered into a Management Warranty Deed relating to the sale and purchase of Latimer Newco 2 Limited (the “Management Warranty Deed”) with certain of the Sellers who are members of the Group’s management (the “Warrantors”). The Management Warranty Deed contains warranties made by the Warrantors with respect to the Group, including as to the business, operations and accounts of the Group. The Buyer’s recourse against the Warrantors for any breaches of the warranties under the Management Warranty Deed is subject to deductibles and other limitations as described in the Management Warranty Deed, including an aggregate cap on the liability of the Warrantors of £2.2 million.

The foregoing summary of the Purchase Agreement, the Management Warranty Deed and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Purchase Agreement, a copy of which is attached as Exhibit 2.1 and incorporated herein by reference, and the full text of the Management Warranty Deed, a copy of which is attached as Exhibit 2.2 and incorporated herein by reference. The Purchase Agreement and the Management Warranty Deed have been included to provide investors with information regarding their respective terms. They are not intended to provide any other factual information about the parties to the Purchase Agreement or the Management Warranty Deed or the businesses of such parties.

Each of the Purchase Agreement and the Management Warranty Deed contains warranties that the parties to the Purchase Agreement and the Management Warranty Deed, respectively, made solely for the benefit of each other. The assertions embodied in such warranties are qualified by information contained in a confidential disclosure letter that the parties exchanged in connection with signing the Management Warranty Deed as well as information otherwise “disclosed” to the Buyer as contemplated by the Management Warranty Deed. In addition, such warranties (i) may be intended not as statements of fact, but rather as a way of allocating risk to one of the parties if those statements prove to be inaccurate, (ii) may apply materiality standards different from what may be viewed as material to investors and securityholders, and (iii) were made only as of the date of the Purchase Agreement and the Management Warranty Deed, or as of such other date or dates as may be specified in the Purchase Agreement and the Management Warranty Deed, as applicable. Moreover, information concerning the subject matter of such warranties may change after the date of the Purchase Agreement and the Management Warranty Deed, which subsequent information may or may not be fully reflected in Post’s public disclosures. Investors and securityholders are urged not to rely on such warranties as characterizations of the actual state of facts or circumstances at this time or any other time.

Item 2.02.	Results of Operations and Financial Condition.

In a press release dated April 18, 2017, a copy of which is attached hereto as Exhibit 99.1, and the text of which is incorporated by reference herein, the Company announced certain preliminary results for its second quarter ended March 31, 2017 and commented on financial guidance for fiscal 2017.

Additionally, on April 18, 2017, the Company will hold a conference call and simultaneous presentation to investors at 8 a.m. EDT (1:00 p.m. BST) to discuss the acquisition of the Group. The investor presentation is attached hereto as Exhibit 99.2 and is incorporated by reference herein.

The information contained in Item 2.02 and Exhibits 99.1 and 99.2 attached hereto shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section, nor shall it be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, except as expressly set forth by specific reference in such filing.

In the Company’s press release and investor presentation, the Company makes reference to certain non-GAAP financial measures, including Adjusted EBITDA and free cash flow. Management uses certain non-GAAP measures, including Adjusted EBITDA and free cash flow, as key metrics in the evaluation of underlying Company and segment performance, in making financial, operating and planning decisions, and, in part, in the determination of cash bonuses for its executive officers and employees. Management believes the use of non-GAAP measures, including Adjusted EBITDA and free cash flow, provides increased transparency and assists investors in understanding the underlying operating performance of the Company and its segments and in the analysis of ongoing operating trends.

The Company considers Adjusted EBITDA as an important supplemental measure of performance and ability to service debt. Adjusted EBITDA is often used to assess performance because it allows comparison of operating performance on a consistent basis across periods by removing the effects of various items.

In the Company’s press release and investor presentation, the Company provides Adjusted EBITDA guidance and discloses its expectations as to the effect of the transaction described in Item 1.01 above on Post’s Adjusted EBITDA, including the expected annual contribution of the Group, and free cash flow only on a non-GAAP basis and does not provide a reconciliation of its forward-looking non-GAAP guidance measures to the mostly directly comparable GAAP measures due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliations, including adjustments that could be made for non-cash mark-to-market adjustments and cash settlements on interest rate swaps, provision for legal settlement, transaction and integration costs, restructuring and plant closure costs, losses on assets held for sale, mark-to-market adjustments on commodity hedges, and other charges reflected in the Company’s reconciliation of historic numbers, the amounts of which, based on historical experience, could be significant.

Because the Company discusses free cash flow in Exhibits 99.1 and 99.2 only in relation to management’s expectations of the future effect of the transaction discussed in Item 1.01 above on this non-GAAP measure, the Company has not, for the reasons discussed above, provided a reconciliation of its forward-looking free cash flow expectations to the most directly comparable GAAP measures.

The Company believes that Adjusted EBITDA is useful to investors in evaluating the Company’s operating performance and liquidity because (i) the Company believes it is widely used to measure a company’s operating performance without regard to items such as depreciation and amortization, which can vary depending upon accounting methods and the book value of assets, (ii) it presents a measure of corporate performance exclusive of the Company’s capital structure and the method by which the assets were acquired, and (iii) it is a financial indicator of a company’s ability to service its debt, as the Company is required to comply with certain covenants and limitations that are based on variations of EBITDA in the Company’s financing documents.

The calculation of Adjusted EBITDA is not specified by GAAP, and may not be comparable to similarly titled measures of other companies. Adjusted EBITDA should not be considered as a substitute for, and should only be read in conjunction with, measures of financial performance prepared in accordance with GAAP. For additional information, see the non-GAAP reconciliation table furnished with this Form 8-K in each of Exhibits 99.1 and 99.2.

Preliminary Adjusted EBITDA for the Company for the fiscal year ended September 30, 2016 and for the quarter ended March 31, 2017 reflects adjustments for net interest expense, income taxes, depreciation and amortization, as well as the following adjustments:

a.	Loss on extinguishment of debt: The Company has excluded losses recorded on extinguishment of debt as such losses are inconsistent in amount and frequency. Additionally, the Company believes that these costs do not reflect expected ongoing future operating expenses and do not contribute to a meaningful evaluation of the Company’s current operating performance or comparisons of the Company’s operating performance to other periods.

b.	Non-cash mark-to-market adjustments and cash settlements on interest rate swaps: The Company has excluded the impact of non-cash mark-to-market adjustments and cash settlements on interest rate swaps due to the inherent uncertainty and volatility associated with such amounts based on changes in assumptions with respect to estimates of fair value and economic conditions and the amount and frequency of such adjustments and settlements are not consistent.

c.	Provision for legal settlement: The Company has excluded gains and losses recorded to recognize a receivable or liability associated with an anticipated resolution of certain ongoing litigation as the Company believes such gains and losses do not reflect expected ongoing future operating expenses and do not contribute to a meaningful evaluation of the Company’s current operating performance or comparisons of the Company’s operating performance to other periods.

d.	Non-cash stock-based compensation: The Company’s compensation strategy includes the use of stock-based compensation to attract and retain executives and employees by aligning their long-term compensation interests with shareholders’ investment interests. The Company has excluded non-cash stock-based compensation as non-cash stock-based compensation can vary significantly based on reasons such as the timing, size and nature of the awards granted and subjective assumptions which are unrelated to operational decisions and performance in any particular period and do not contribute to meaningful comparisons of the Company’s operating performance to other periods.

e.

Transaction costs and integration costs: The Company has excluded transaction costs related to professional service fees and other related costs associated with signed and closed business combinations and divestitures and integration costs incurred to integrate acquired or to-be-acquired businesses as the Company believes that these exclusions allow for more meaningful evaluation of the Company’s current operating performance and comparisons of the Company’s operating performance to other periods. The Company believes such costs are generally not relevant to assessing or estimating the long-term performance of acquired assets as part of the Company or the performance of the divested assets, and are not factored into management’s evaluation of potential acquisitions or its performance after completion of an acquisition or the evaluation to divest an asset. In addition, the frequency and amount of such charges varies significantly based on the size and timing of the acquisitions and divestitures and the maturities of the businesses being acquired or divested. Also, the size, complexity and/or volume of past acquisitions and divestitures, which often drive the magnitude of such expenses, may not be indicative of the size, complexity and/or volume of future acquisitions or divestitures. By excluding these expenses, management is better able to evaluate the Company’s ability to utilize its existing assets and estimate the long-term value that acquired assets will generate for the Company. Furthermore, the Company believes that the adjustments of these items more closely correlate with the sustainability of the Company’s operating performance.

f.	Restructuring and plant closure costs, including accelerated depreciation: The Company has excluded certain costs associated with facility closures as the amount and frequency of such adjustments are not consistent. Additionally, the Company believes that these costs do not reflect expected ongoing future operating expenses and do not contribute to a meaningful evaluation of the Company’s current operating performance or comparisons of the Company’s operating performance to other periods.

g.	Assets held for sale: The Company has excluded adjustments recorded to adjust the carrying value of facilities and other assets classified as held for sale as such adjustments represent non-cash items and the amount and frequency of such adjustments are not consistent. Additionally, the Company believes that these adjustments do not reflect expected ongoing future operating expenses and do not contribute to a meaningful evaluation of the Company’s current operating performance or comparisons of the Company’s operating performance to other periods.

h.	Inventory valuation adjustments on acquired businesses: The Company has excluded the impact of fair value step-up adjustments to inventory in connection with business combinations as such adjustments represent non-cash items, are not consistent in amount and frequency and are significantly impacted by the timing and size of the Company’s acquisitions.

i.	Mark-to-market adjustments on commodity hedges: The Company has excluded the impact of mark-to-market adjustments on commodity hedges due to the inherent uncertainty and volatility associated with such amounts based on changes in assumptions with respect to fair value estimates. Additionally, these adjustments are primarily non-cash items and the amount and frequency of such adjustments are not consistent.

j.	Gain on sale of business and/or plant: The Company has excluded gains recorded on divestitures as such adjustments represent non-cash items and the amount and frequency of such adjustments are not consistent. Additionally, the Company believes that these costs do not reflect expected ongoing future operating expenses and do not contribute to a meaningful evaluation of the Company’s current operating performance or comparisons of the Company’s operating performance to other periods.

k.	Foreign currency gains and losses on intercompany loans: The Company has excluded the impact of foreign currency fluctuations related to intercompany loans denominated in currencies other than the functional currency of the respective legal entity in evaluating Company performance to allow for more meaningful comparisons of performance to other periods.

Item 7.01.	Regulation FD Disclosure

In its press release dated April 18, 2017 referenced in Item 2.02 above, Post also announced that it had entered into the Purchase Agreement to acquire Latimer. In addition, Post will host a conference call on Tuesday, April 18, 2017 at 8:00 a.m. EDT (1:00 p.m. BST) to discuss the acquisition and to respond to questions.

The press release is furnished as Exhibit 99.1, and the investor presentation is attached hereto as Exhibit 99.2, and each are incorporated herein by reference.

The information in this Form 8-K under Item 7.01 and Exhibit 99.1 and Exhibit 99.2 attached hereto shall not be deemed “filed” for purposes of Section 18 of the Exchange Act or otherwise subject to the liabilities of that Section, nor shall they be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, except as expressly set forth by specific referencing in such filing.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

See Exhibit Index.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: April 18, 2017	Post Holdings, Inc.
(Registrant)

	By:	/s/ Jeff A. Zadoks
	Name:	Jeff A. Zadoks
	Title:	SVP & Chief Financial Officer

Exhibit No.	Description

2.1*	Agreement for the Sale and Purchase of the Entire Issued Share Capital of Latimer Newco 2 Limited between the Investor Sellers and Management Sellers named therein, Westminster Acquisition Limited, and Post Holdings, Inc., dated April 18, 2017*

2.2*	Management Warranty Deed between the Warrantors named therein and Westminster Acquisition Limited, dated April 18, 2017*

99.1	Press Release dated April 18, 2017

99.2	Investor Presentation dated April 18, 2017

*	Certain schedules and/or exhibits to this agreement have been omitted in accordance with Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule or exhibit will be furnished supplementally to the Securities and Exchange Commission upon request; provided, however, that the Registrant may request confidential treatment of omitted items.